AIRCRAFT LEASE EXTENSION AGREEMENT



Re: Aircraft Lease Agreement dated November 15, 1984 between B.P. Leasing Co. (L.A. Pilgrim, Individually) "LESSOR" and Pilgrim's Pride Corporation (formerly Pilgrim Industries, Inc.) "LESSEE".



Although the above referenced  lease states a term of 4-years to November

15, 1988, and was previously extended 4-years to November 15, 1992, it is

agreed that effective November 15,  1992,   the  referenced lease will be

automatically  renewed  on an annual basis unless otherwise  notified  in writing by Lessor or Lessee 90-days prior to such annual renewal period.





LESSOR                        LESSEE




Lonnie A. Pilgrim             Clifford E. Butler
dba B.P. Leasing Co.               Pilgrim's Pride Corporation
                                   Executive President